- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
- --------------------------------------------------------------------------------



                                   FORM 8-K/A

                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): March 14, 1995
              Amendment Number 1 to Form 8-K dated March 28, 1995

                               CONMED CORPORATION

             (Exact name of registrant as specified in its charter)


           New York                      0-16093                 16-0977505
- -------------------------------        -----------           -------------------
(State or other jurisdiction of        (Commission           (I.R.S. Employer
incorporation or organization)         File Number)          Identification No.)

   310 Broad Street, Utica, New York                             13501
- ----------------------------------------                       ----------
(Address of principal executive offices)                       (Zip Code)


                                 (315) 797-8375
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                                      N/A
         -------------------------------------------------------------
         (Former name or former address, if changes since last report)

Item 7.           Financial Statements and Exhibits
- -------           ---------------------------------
(a)      Financial Statements of Business Acquired.

         Report of Independent Accountants

         Consolidated Balance Sheets of Birtcher Medical Systems, Inc.
                  as of June 30, 1993 and 1994

         Consolidated Statements of Operations of Birtcher Medical Systems, Inc.
                   for the years ended June 30, 1992, 1993 and 1994

         Consolidated  Statements of  Shareholders'  Equity of Birtcher  Medical
                  Systems, Inc. for the years ended June 30, 1992, 1993 and 1994

         Consolidated Statements of Cash Flows of Birtcher Medical Systems, Inc.
                  for the years ended June 30, 1992, 1993, and 1994

         Notes to Consolidated Financial Statements

The financial statements of Birtcher Medical Systems, Inc. set forth above are attached hereto beginning on page 3.

(b)      Unaudited Pro Forma Consolidated Financial Information

         Unaudited Pro Forma Consolidated Balance Sheet as of December 30, 1994

         Unaudited Pro Forma Consolidated Statement of Income (Loss) for the year ended December 30, 1994

         Notes to Unaudited Pro Forma Consolidated Financial Information

The unaudited pro forma financial information is attached hereto beginning on page 22.

                         BIRTCHER MEDICAL SYSTEMS, INC.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Birtcher Medical Systems, Inc.

         We have audited the accompanying consolidated balance sheets of Birtcher Medical Systems, Inc. as of June 30, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Birtcher Medical Systems, Inc. at June 30, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1994, in conformity with generally accepted accounting principles.

         As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The 1994 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                              ERNST & YOUNG LLP

Orange County, California
August 19, 1994

                         BIRTCHER MEDICAL SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                                   June 30
                                                                                            1993            1994
                                                                                            ----            ----
Current assets:
 Cash and cash equivalents........................................................   $    94,000    $   510,000
- --------------------------                                                           -----------    -----------
 Accounts receivable, net of allowance for doubtful accounts of $587,000
- ------------------------------------------------------------------------
  in 1993 and $689,000 in 1994....................................................     9,661,000      7,158,000
- ------------------------------                                                         ---------      ---------
 Inventories......................................................................    13,041,000      4,781,000
- ------------                                                                          ----------      ---------
 Dealer receivables...............................................................       604,000            --
- -------------------                                                                      -------            --
 Prepaid expenses and other current assets........................................       525,000        386,000
- ------------------------------------------                                               -------        -------
 Refundable income taxes..........................................................       633,000            --
- ------------------------                                                                 -------            --
 Demonstration equipment, net.....................................................     3,728,000        900,000
- -----------------------------                                                        -----------    -----------
    Total current assets..........................................................    28,286,000     13,735,000
Equipment and leasehold improvements, net.........................................     2,439,000      1,429,000
Intangible assets, net............................................................    11,334,000      5,405,000
                                                                                     -----------    -----------
    Total assets..................................................................   $42,059,000    $20,569,000
                                                                                     ===========    ===========
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Revolving line of credit.........................................................   $ 5,980,000   $  5,025,000
 Accounts payable.................................................................     5,664,000      4,423,000
 Accrued expenses and other current liabilities                                        1,885,000      2,839,000
 Current portion of long-term debt................................................     2,823,000      1,901,000
                                                                                     -----------   ------------
    Total current liabilities.....................................................    16,352,000     14,188,000
Other long-term liabilities.......................................................       494,000      1,205,000
Commitments and contingencies
Shareholders' equity:
 Preferred stock:
  Authorized shares -- 505,000
  Issued and outstanding shares -- 468,000; aggregate liquidation
  value $4,680,000 at June 30, 1993 and 1994......................................     4,680,000      4,680,000
 Common stock, no par value:
  Authorized shares -- 50,000,000
  Issued and outstanding shares -- 9,109,000 in 1993
 and 10,096,000 in 1994...........................................................    24,940,000     25,788,000
 Retained earnings (deficit)......................................................    (3,991,000)   (24,876,000)
 Notes receivable from shareholders...............................................      (416,000)      (416,000)
                                                                                     -----------   ------------
    Total shareholders' equity....................................................    25,213,000      5,176,000
                                                                                     -----------   ------------
    Total liabilities and shareholders' equity....................................   $42,059,000   $ 20,569,000
                                                                                     ===========   ============

                            See accompanying notes.

                                          BIRTCHER MEDICAL SYSTEMS, INC.

                                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        Years ended June 30
                                                                               1992           1993           1994
                                                                               ----           ----           ----
Net sales.............................................................. $52,446,000    $42,029,000   $ 34,254,000
- ---------                                                               -----------    -----------   ------------
Operating costs and expenses:
 Cost of sales.........................................................  24,961,000     23,886,000     21,137,000
- --------------                                                           ----------     ----------     ----------
 Engineering and development...........................................   4,044,000      5,229,000      4,683,000
- ----------------------------                                              ---------      ---------      ---------
 Selling, general and administrative...................................  17,533,000     16,683,000     13,380,000
- ------------------------------------                                     ----------     ----------     ----------

 Acquisition and restructuring charges.................................   6,600,000             --     14,941,000
 License fee income....................................................          --     (2,500,000)            --
.......................................................................  53,138,000     43,298,000     54,141,000
                                                                        -----------    -----------   ------------
Loss from operations...................................................   (692,000)    (1,269,000)   (19,887,000)
Other income (expense):
 Interest, net.........................................................   (210,000)      (617,000)      (686,000)
Loss before provision for taxes........................................   (902,000)    (1,886,000)   (20,573,000)
Provision for income taxes.............................................     329,000            --             --
Net loss...............................................................$(1,231,000)   $(1,886,000)  $(20,573,000)
Net loss attributable to common stock..................................$(1,231,000)   $(1,990,000)  $(20,885,000)
Net loss per share.....................................................$      (.14)   $      (.22)  $      (2.28)

                            See accompanying notes.

                         BIRTCHER MEDICAL SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                 Preferred       Common           Retained            Notes              Total
                                                   stock          stock           earnings          receivable        shareholders'
                                                                                  (deficit)            from              equity
                                                                                                   shareholders
                                           --------------    --------------    --------------     --------------     --------------

Balance at June 30, 1991 ..............              --      $   23,620,000    $    2,046,000     $     (839,000)    $   24,827,000
 Exercise of stock options ............              --             738,000              --                 --              738,000
 Reduction of shareholder notes
  receivable ..........................              --                --             318,000            318,000
 Distributions to Solos
  shareholders ........................              --                --          (2,816,000)              --           (2,816,000)
 Tax benefit of stock option
  exercise ............................              --             535,000              --                 --              535,000
 Net loss .............................              --                --          (1,231,000)              --           (1,231,000)
                                           --------------    --------------    --------------     --------------     --------------
Balance at June 30, 1992 ..............              --          24,893,000        (2,001,000)          (521,000)        22,371,000
 Exercise of stock options ............              --              47,000              --                 --               47,000
 Reduction of shareholder notes
  receivable ..........................              --                --                --              105,000            105,000
 Issuance of preferred stock ..........         4,680,000              --                --                 --            4,680,000
 Dividends accrued on preferred
  stock ...............................              --                --            (104,000)              --             (104,000)
 Net loss .............................              --                --          (1,886,000)              --           (1,886,000)
                                           --------------    --------------    --------------     --------------     --------------
Balance at June 30, 1993 ..............         4,680,000        24,940,000        (3,991,000)          (416,000)        25,213,000
 Issuance of common stock .............              --             848,000              --                 --              848,000
 Dividends accrued on preferred
  stock ...............................              --                --            (312,000)              --             (312,000)
 Net loss .............................              --                --         (20,573,000)              --          (20,573,000)
                                           --------------    --------------    --------------     --------------     --------------
Balance at June 30, 1994 ..............    $    4,680,000    $   25,788,000    $  (24,876,000)    $     (416,000)    $    5,176,000
                                           ==============    ==============    ==============     ==============     ==============

                            See accompanying notes.

                         BIRTCHER MEDICAL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             Years ended June 30
                                                                              1992                  1993                  1994
                                                                              ----                  ----                  ----
Operating activities
Net income (loss) ................................................      $   (1,231,000)         $   (1,886,000)      $  (20,573,000)
                                                                        --------------          --------------       --------------
Adjustments to reconcile net income
 to net cash provided by (used in)
 operating activities:
 Depreciation and amortization ...................................           1,662,000               1,539,000            1,861,000
- ------------------------------------------------------------------      --------------          --------------       --------------
 Deferred income taxes ...........................................              62,000                 412,000                 --
- ------------------------------------------------------------------      --------------          --------------       --------------
 Net write-off of accounts receivable ............................             184,000                (817,000)            (882,000)
- ------------------------------------------------------------------      --------------          --------------       --------------
 Loss on disposal of equipment ...................................             600,000                  21,000              103,000
- ------------------------------------------------------------------      --------------          --------------       --------------
 Write down of intangible assets .................................                --                      --              5,918,000
- ------------------------------------------------------------------      --------------          --------------       --------------
 Change in assets and liabilities,
  excluding effects from purchase of
  Beacon in 1993:
  (Increase) decrease in accounts receivable .....................          (1,856,000)              1,500,000            3,385,000
- ------------------------------------------------------------------      --------------          --------------       --------------
  (Increase) decrease in inventories .............................          (2,673,000)              1,322,000            7,780,000
- ------------------------------------------------------------------      --------------          --------------       --------------
  (Increase) decrease in demonstration equipment .................                --                (2,602,000)           2,828,000
- ------------------------------------------------------------------      --------------          --------------       --------------
  (Increase) decrease in dealer receivables ......................          (2,306,000)              1,702,000              604,000
- ------------------------------------------------------------------      --------------          --------------       --------------
  (Increase) decrease in prepaid expenses
   and other current assets ......................................            (660,000)                442,000              126,000
- ------------------------------------------------------------------      --------------          --------------       --------------
  (Increase) decrease in income tax receivable ...................                --                  (296,000)             633,000
- ------------------------------------------------------------------      --------------          --------------       --------------
  (Increase) in notes receivable .................................                --                  (189,000)                --
- ------------------------------------------------------------------      --------------          --------------       --------------
  Payments received on notes receivable ..........................                --                    25,000                 --
- ------------------------------------------------------------------      --------------          --------------       --------------
  Increase (decrease) in accounts payable ........................            (295,000)              1,582,000           (1,241,000)
- ------------------------------------------------------------------      --------------          --------------       --------------
  Increase in income tax payable .................................                --                   114,000                 --
- ------------------------------------------------------------------      --------------          --------------       --------------
  Increase (decrease) in accrued expenses and
   other current liabilities .....................................             259,000              (1,123,000)             954,000
- ------------------------------------------------------------------      --------------          --------------       --------------
  Increase (decrease) in other long-term liabilities .............               5,000                 (25,000)             399,000
- ------------------------------------------------------------------      --------------          --------------       --------------
Total adjustments ................................................          (5,018,000)              3,607,000           22,468,000
                                                                        --------------          --------------       --------------
Net cash provided by (used in) operating activities ..............          (6,249,000)              1,721,000            1,895,000

                         BIRTCHER MEDICAL SYSTEMS, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                                                                             Years ended June 30
                                                                              1992                  1993                  1994
                                                                              ----                  ----                  ----
Investing activities
Patent expenditures ..............................................            (919,000)               (258,000)            (383,000)
Cash expenditures for Beacon acquisition .........................                --                  (339,000)             (68,000)
Net cash acquired in purchase of Beacon ..........................                --                    37,000                 --
Proceeds from sale of product line ...............................                --                      --                280,000
Purchase of equipment and other assets ...........................          (1,573,000)               (913,000)            (241,000)
                                                                        --------------          --------------       --------------
Net cash used in investing activities ............................          (2,492,000)             (1,473,000)            (412,000)

Financing activities
Proceeds from revolving line of credit ...........................          10,252,000               4,160,000            2,645,000
Proceeds from note payable to bank ...............................           4,000,000                    --                   --
Payments received on of notes receivable from shareholders .......             318,000                 105,000                 --
Distributions to Solos shareholders ..............................          (2,816,000)                   --                   --
Repayment of revolving line of credit ............................          (7,059,000)             (3,600,000)
Repayment of long-term debt ......................................            (400,000)               (815,000)            (960,000)
Issuance of preferred and common stock, net ......................                --                    47,000              848,000
Proceeds from exercise of options ................................             738,000                    --                   --
                                                                        --------------          --------------       --------------

Net cash provided by (used in) financing activities ..............           5,033,000                (683,000)          (1,067,000)
                                                                        --------------          --------------       --------------

Net increase (decrease) in cash and equivalents ..................          (3,708,000)               (435,000)             416,000
Cash and equivalents at beginning of year ........................           4,237,000                 529,000               94,000
                                                                        --------------          --------------       --------------

Cash and equivalents at end of year ..............................      $      529,000          $       94,000       $      510,000
                                                                        ==============          ==============       ==============

                         BIRTCHER MEDICAL SYSTEMS, INC.

                                                                                                     Years ended June 30
                                                                                              1992           1993            1994
                                                                                              ----           ----            ----
Supplemental disclosure of noncash investing and financing activities

Acquisition of Beacon Laboratories, Inc.:

 Value of preferred stock issued for the fair value of assets, net
  of selected liabilities .......................................................         $   --         $4,680,000         $   --
Tax benefit of stock option exercise ............................................          535,000             --               --
Equipment purchased under capitalized lease obligations .........................             --             30,000           38,000
Note receivable from sale of product line .......................................             --               --            200,000
Accrual of preferred stock dividends ............................................             --            104,000          312,000

Supplemental disclosures of cash flow information

Cash paid during the year for:

 Taxes ..........................................................................          417,000           95,000             --
 Interest .......................................................................          414,000          617,000          686,000

                            See accompanying notes.

                         BIRTCHER MEDICAL SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1.  Business and Summary of Significant Accounting Policies

  Business

         Birtcher Medical Systems, Inc. (the Company) is engaged in the design, manufacture and sale of advanced surgical products. The Company markets a broad line of electrosurgery products for the hospital, the outpatient surgery center, and the private practitioner in the conventional and endoscopic surgery markets.

  Results of Operations and Management's Plans

         In fiscal 1994, the Company incurred a loss of approximately $20,900,000 due to a restructuring charge of $14,900,000 and an operating loss of $6,000,000. In management's opinion, the continuing losses since 1992 are attributable to the Company's costs being higher than its break-even sales level and the expenditure of resources to support the unprofitable endoscopic product line. Consequently, in fiscal 1994, the Company decided to divest itself of the Solos(R) endoscopic product line and take a restructuring charge for the write-down of the related assets including inventory, demonstration equipment, accounts receivable, intangible assets and expenses related to facility closures and severance. In addition, management reduced headcount, subleased excess facilities and reduced operating costs wherever possible to reduce losses and achieve profitability and a positive cash flow and is evaluating financing and other alternatives. The 1994 financial statements do not include any adjustments that might result from the possible inability of the Company to continue as a going concern.

  Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Cash and Equivalents

         The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Concentration of Credit Risk

         Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by Financial Accounting Standards Board's Statement No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," consist primarily of accounts receivable with the Company's various customers, which include a variety of health care organizations and distributors throughout the United States and the world. No single customer represents more than 10% of sales or accounts receivable for any period. The Company provides for uncollectible amounts upon recognition of revenue and when specific credit problems arise. Management's estimates have been adequate during historical periods and management believes that all significant credit risks have been identified at June 30, 1994.

  Inventories

         Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following at June 30:

                                                                                              1993         1994
                                                                                              ----         ----
Finished goods......................................................................   $ 5,937,000   $  751,000
- --------------                                                                         -----------   ----------
Work-in-process.....................................................................     2,356,000      899,000
- ---------------                                                                          ---------      -------
Materials and parts.................................................................     4,748,000    3,131,000
- -------------------                                                                    -----------   ----------
                                                                                       $13,041,000   $4,781,000
                                                                                       ===========   ==========

  Demonstration Equipment

         During fiscal 1993, the Company implemented a strategy to replace many of its independent dealers with an internal sales force. The Company has also provided its internal sales force with equipment to be utilized for demonstration purposes.

  Equipment and Leasehold Improvements

         Equipment and leasehold improvements are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets ranging from two to twelve years. Leasehold improvements and property under capital leases are amortized over the lives of the assets or term of the lease, whichever is shorter, and this amortization is included in depreciation expense.

  Income Taxes

         Effective July 1, 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The primary difference between Statement No. 109 and the accounting method previously utilized by the Company, Statement of Financial Accounting Standards No. 96, effecting the Company, relates to the recognition of deferred tax assets.

  Sales and Revenue Recognition

         The Company recognizes revenue on the sale of its products at the time of shipment to the customer. The Company extends up to a one year warranty for its products and accrues related estimated costs as the revenue is recognized.

         Export sales, primarily to Europe, Asia, Central and South America, were $13,580,000, $12,179,000 and $9,866,000 during the years ended June 30,
1992, 1993 and 1994, respectively. No single export area represents more than 10% of total sales.

         Export sales by geographic area were as follows:

                    1992          1993         1994
                    ----          ----         ----
                            ($ in millions)
Euro ........      $ 1.8         $2.16         $2.1
- -------------      -----         -----         ----
Asia ........        2.7           6.5          4.1
- -------------      -----         -----         ----

Latin America       1.3           1.1           1.5
- -------------     -----         -----          ----

Middle East .       0.6           1.1           1.0
- -------------     -----         -----          ----

Other .......       7.2(1)        0.9           1.2
- -------------     -----         -----          ----

 Total ......     $13.6         $12.2          $9.9
                  =====         =====          ====

- ---------------
(1) Prior to its acquisition by the Company in fiscal 1992, Solos did not maintain records of export sales by geographic region. All fiscal 1992 Solos export sales are included in "Other."

  Per Share Information

         Per share amounts are based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding (9,103,000, 9,109,000 and 9,168,000 for the years ended June 30, 1992, 1993 and 1994, respectively). Stock options are included in the weighted average number of common shares outstanding utilizing the treasury stock method, in years in which the impact is dilutive. The Company's preferred shares are not considered to be common stock equivalents and, therefore, have not been included in primary earnings per share. Fully diluted earnings per share are not presented as the effect is antidilutive.

  Reclassifications

         Certain reclassifications have been made to prior year balances to conform to the current year's presentation.

 2.  Acquisitions and Related Expenses

         On March 1, 1993, the Company purchased certain assets and assumed certain liabilities of Beacon Laboratories, Inc. (Beacon) in Broomfield, Colorado. The consideration for the purchase of Beacon consisted of 468,399 shares of preferred stock (Note 10)and cash expenditures of $339,000. The purchase price has been allocated to the underlying assets and liabilities based on their respective fair values at the date of acquisition. The excess of cost over net assets was deemed to be impaired in 1994 and has been written down to its expected net realizable value of $1,000,000 which is being amortized over a five-year period on a straight-line basis (Note 4).

         The following table presents unaudited pro forma results of operations as if the acquisition of Beacon had occurred on July 1, 1991. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition taken place at the beginning of fiscal 1992 or results which may occur in the future. Furthermore, no effect has been given in the pro forma information for operating benefits because precise estimates of such benefits cannot be quantified.

                                                    Year ended June 30
                                                   1992            1993
                                                   ----            ----
Net sales.................................     $53,793,000      $43,479,000
- ---------                                      -----------      -----------
Net loss..................................      (2,787,000)      (1,699,000)
- --------                                       -----------      -----------
Net loss per share of common stock.......             (.31)            (.19)
- ----------------------------------             -----------      -----------

         During fiscal 1992, the Company acquired all of the outstanding shares of Solos(R) Endoscopy, Inc. in exchange for 2,233,000 shares of Birtcher common stock, in a transaction accounted for as a pooling of interests. Concurrent with the acquisition, the Company recorded the impact of a restructuring plan designed to increase the overall profitability of the Company by closing or scaling back certain operations and product lines that have not met profitability expectations. Acquisition and restructuring charges of $6.6 million represent acquisition fees, provisions for closure and lease termination costs, write-down of related assets and severance pay.

 3.  Equipment and Leasehold Improvements

         Equipment and leasehold  improvements  consist of the following at June
30:

                                                                                       1993             1994
                                                                                       ----             ----
Machinery and equipment.........................................................    $2,493,000       $1,703,000
- -----------------------                                                             ----------       ----------
Tools and dies..................................................................     1,511,000        1,845,000
- --------------                                                                      ----------        ---------
Furniture, fixtures and leasehold improvements..................................     1,538,000        1,340,000
- ----------------------------------------------                                      ----------       ----------
                                                                                     5,542,000        4,888,000
Less accumulated depreciation and amortization..................................     3,103,000        3,459,000
                                                                                    ----------       ----------
                                                                                    $2,439,000       $1,429,000
                                                                                    ==========       ==========

 4.  Intangible Assets

         Intangible assets consist of the following at June 30:

                                                                                             1993          1994
                                                                                             ----          ----
Patents and other acquired product technology........................................  $ 5,978,000   $5,750,000
- ---------------------------------------------                                          -----------   ----------
Cost in excess of net assets acquired................................................    7,330,000    1,000,000
- -------------------------------------                                                  -----------   ----------
                                                                                        13,308,000    6,750,000
Less accumulated amortization........................................................    1,974,000    1,345,000
                                                                                       -----------   ----------
                                                                                       $11,334,000   $5,405,000
                                                                                       ===========   ==========

         The carrying value of intangible assets is reviewed if the facts and circumstances suggest that they may be impaired. If this review indicates that intangible assets will not be recoverable, determined using a discounted cash flow analysis of the related product line over the estimated remaining useful life, the carrying value of the intangible asset is reduced.

         During fiscal 1994, net income was reduced by $5,918,000 for a noncash write-down of the Company's intangible assets. In 1994, the Company determined the value of these intangible assets had been impaired due to the lower than expected sales on the related product lines. The remaining intangible assets are being amortized using the straight line basis over their estimated useful lives ranging from five to fifteen years.

 5.   Accrued Expenses and Other Current Liabilities

         Accrued expenses and other current liabilities consist of the following at June 30:

                                                                                              1993         1994
                                                                                              ----         ----
Accrued salaries and related expenses................................................   $  937,000   $  715,000
- -------------------------------------                                                   ----------   ----------
Accrued restructuring charges........................................................      319,000    1,423,000
- -----------------------------                                                              -------    ---------
Other liabilities....................................................................      629,000      701,000
- -----------------                                                                       ----------   ----------
                                                                                        $1,885,000   $2,839,000
                                                                                        ==========   ==========

 6.  Debt

         Long-term debt consists of the following at June 30:

                                                                                              1993          1994
                                                                                              ----          ----
Note payable to bank bearing interest at prime plus .75%, principal and interest
  due monthly through December 31,  .................................................   $2,800,000    $1,887,000
- ----------------------------------                                                     -----------    ----------
Other................................................................................       23,000        14,000
- -----                                                                                  -----------    ----------
                                                                                         2,823,000     1,901,000
Less current portion.................................................................    2,823,000     1,901,000
                                                                                       -----------   -----------
                                                                                       $      --     $     --
                                                                                       ===========   ===========

         The Company has a line of credit agreement with a bank which allows for maximum indebtedness of $7,500,000 of which $5,025,000 was outstanding at June 30, 1994. The borrowings bear interest at a rate of prime plus 1.5% and are due and payable on November 30, 1994. The line of credit and the note payable to bank are collateralized by substantially all of the assets of the Company. The loan agreements require the Company to maintain certain covenants and financial conditions related to profitability, working capital and shareholders' equity. The Company was in violation of all covenants as of June 30, 1994. The bank has waived these violations and deferred principal payment on the note payable through November 30, 1994. The Company anticipates that it may not be in compliance with these covenants subsequent to the waiver date and has, therefore, reclassified the long-term debt as current.

         Interest expenses for each of the three years in the period ended June 30, 1994 was $686,000, $617,000 and $414,000, respectively. The prime rate was
6.5%, 6.0% and 7.25% at June 30, 1992, 1993 and 1994, respectively.

 7.  Income Taxes

         As discussed in Note 1, the Company adopted the provisions of Statement No. 109 as of July 1, 1992. Financial statements for the year ended June 30, 1992 have not been restated to apply the provisions of Statement No. 109.

         A summary of income tax (benefit) expense follows:

                                                                                Years ended June 30
                                                                      1992                1993          1994
                                                                      ----                ----          ----
Current:
 Federal.....................................................    $ 197,000          $(412,000)         $ --
- --------                                                         ---------          ----------         ----
 State.......................................................       70,000               --              --
- --------                                                         ---------          ----------         ----
 Tax benefit from exercise of stock options .................     (535,000)              --              --
- -------------------------------------------                      ---------          ----------         ----
                                                                  (268,000)          (412,000)           --
                                                                 ---------          ----------         ----
Deferred:
 Federal.....................................................       (9,000)           327,000            --
- --------                                                         ---------          ----------         ----
 State.......................................................       71,000             85,000            --
- --------                                                         ---------          ----------         ----
                                                                    62,000            412,000            --
 Credit to paid-in capital...................................      535,000               --              --
                                                                 ---------          ---------          ----
                                                                 $ 329,000          $    --            $ --
                                                                 =========          =========          ====

         The actual tax expense differs from the "expected" tax expense by applying the statutory U.S. federal tax rate of 34% to loss before income tax as follows:

                                                                                 Years ended June 30
                                                                       1992             1993               1994
                                                                       ----             ----               ----
Expected income tax expense (benefit) .......................       $(307,000)        $(641,000)       $(6,995,000)
- -------------------------------------                               ---------         ---------        -----------
State taxes, net of federal benefit .........................          46,000              --                --
- -------------------------------------                               ---------         ---------        -----------
Tax effect of Solos income which was not
subject to federal income tax due to S
corporation status..........................................         (497,000)             --                --
- -------------------------------------                               ---------         ---------        -----------
Financial reporting net operating loss
carryforward (utilized).....................................          470,000              --                --
- -------------------------------------                               ---------         ---------        -----------
Nondeductible expense.......................................          573,000           249,000              --
- -------------------------------------                               ---------         ---------        -----------
Increase in valuation allowance included in
income tax expense..........................................             --             412,000         6,875,000
- -------------------------------------                               ---------         ---------        -----------
Other.......................................................           44,000           (20,000)          120,000
- -------------------------------------                               ---------         ---------        -----------
                                                                    $ 329,000         $    --         $      --
                                                                    =========         =========        ===========

         The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows at June 30:

                                                                                              1993           1994
                                                                                              ----           ----
Deferred tax assets:
 Depreciation......................................................................   $   109,000    $    263,000
- -------------                                                                         -----------    ------------
 Inventory capitalization rules....................................................       119,000         180,000
- -------------                                                                         -----------    ------------
 Inventory and demonstration equipment reserves....................................     1,072,000       1,675,000
- -------------                                                                         -----------    ------------
 Allowances for doubtful accounts..................................................       212,000         253,000
- -------------                                                                         -----------    ------------
 Acquisition and restructuring accruals............................................       154,000         636,000
- -------------                                                                         -----------    ------------
 Warranty, vacation and other accrued expenses.....................................       300,000         559,000
- -------------                                                                         -----------    ------------
 Goodwill amortization.............................................................          --         1,382,000
- -------------                                                                         -----------    ------------
 Other.............................................................................        40,000           2,000
- -------------                                                                         -----------    ------------
 Net operating losses available for future use.....................................     2,024,000       6,041,000
- -------------                                                                         -----------    ------------
                                                                                        4,030,000      10,991,000
                                                                                      -----------    ------------
Deferred tax liabilities:
 Patent costs, net of accumulated amortization.....................................      (771,000)       (857,000)
                                                                                      -----------    ------------
Net deferred tax assets............................................................     3,259,000      10,134,000
Less valuation allowance...........................................................    (3,259,000)    (10,134,000)
                                                                                      -----------    ------------

Net deferred tax assets............................................................   $      --      $        --
                                                                                      ===========    ===========

         At June 30, 1994, the Company has available for offset against future federal taxable income net operating loss carryforwards of approximately $15,918,000 which begin to expire in 2008. The use of the Company's net operating loss carry forwards could be limited by a subsequent change of ownership.

         The Company also has net operating loss carryforwards of approximately $10,315,000 available for offset against future taxable income for state income tax purposes. These net operating loss carryforwards begin to expire in 1998. These net operating loss carryforwards could be subject to similar limitation as the federal net operating loss carryforwards, described above.

 8.  Commitments and Contingencies

  Contingencies

         During  fiscal  1992,  the Company  was party to a patent  infringement action by Valleylab, Inc., a wholly owned subsidiary of Pfizer, Inc. (Valleylab). On August 21, 1992, the Company settled this matter through granting a nonexclusive worldwide license of its argon beam coagulation technology to Valleylab. Under the license agreement, Valleylab paid the Company a one-time license fee of $2.5 million and will pay a 5% royalty on all present and future gas-related products sold by Valleylab for the life of the underlying patent.

         The Company is currently engaged in patent litigation in which Aspen Laboratories (Aspen) alleges that certain of the Company's products infringe a patent held by Aspen. Discovery in this case is continuing, and the Company is presently unable to predict the outcome of this matter; however, if the Company should lose this lawsuit, the Company's electrosurgical business could be negatively affected or the Company could be forced to pay a royalty to Aspen for the use of its patent. The Company anticipates that the ultimate resolution of this matter will not be determinable until sometime in fiscal 1996.

         From time to time during fiscal 1994 and thereafter, the Company has been in default under leases pursuant to which Birtcher's executive offices and certain manufacturing operations are leased.

         In addition to the matters described above, the Company is subject to litigation during the normal course of business. In management's opinion, any such contingencies would not materially affect the Company's financial position or operating results.

         The Company is subject to regulatory requirements throughout the world. During the normal course of business, these regulatory agencies may require companies in the medical industry to change their products or operating procedures, which could affect the Company. The Company regularly incurs expenses to comply with these procedures and may be required to incur additional expenses. Management is not able to estimate any additional expenditure outside the normal course of operations which will be incurred by the Company in future periods in order to comply with these regulations.

  Operating Leases

         The Company lease of its corporate offices and primary manufacturing facility in Irvine, California expires on August 22, 2000. The Company also leases facilities under operating leases in El Paso, Texas and Juarez, Mexico.

         In June 1994, the Company assigned its lease obligation for a 10,318 square foot building in Braintree, Massachusetts, to the purchaser of the Solos product line. In August 1994, the Company subleased a portion of its Irvine facilities for $16,667 per month for six years.

         The aggregate annual rental commitments for all operating leases, net of sublease income, subsequent to June 30, 1994 are as follows:

Years ending June 30                                                                         Operating leases
- --------------------                                                                         ----------------
 1995..........................................................................................  $1,662,000
- -----                                                                                            ----------
 1996..........................................................................................   1,380,000
- -----                                                                                             ---------
 1997..........................................................................................   1,163,000
- -----                                                                                             ---------
 1998..........................................................................................   1,042,000
- -----                                                                                             ---------
 1999..........................................................................................   1,068,000
- -----                                                                                             ---------
 Thereafter....................................................................................     720,000
- -----------                                                                                      ----------
                                                                                                 $7,035,000

         Aggregate rent expense for the years ended June 30, 1992, 1993 and 1994 was $1,058,000, $1,729,000 and $1,842,000, respectively.

 9.   Shareholders' Equity

         In fiscal 1994, the Company issued 987,000 shares of common stock pursuant to a Regulation S exemption. The average price per share was $.93.

         Under the Company's 1990 Equity Incentive Plan, as amended, the 1992 Employee Stock Option Plan, and the 1992 Non-Employee Director Plan a maximum aggregate of 1,300,000 shares of common stock are reserved for grant. The Company has also granted nonqualified stock options to individuals outside of the stock option plan. The plan provides for the issuance to key employees of options to purchase shares of the Company's common stock at no less than 100% of the fair value on the date of the grant. Options become exercisable in varying amounts over periods of one to four years from the date of grant. Certain of the Company's stock options become immediately exercisable upon the occurrence of a change of control of the Company, as defined.

         In an effort to provide additional incentive to its key employees, on March 25, 1994, the Company repriced options to purchase 238,500 shares of common stock to an exercise price of $2.875, the fair market value on the date of repricing. On April 1, 1992 the Company canceled options to purchase 127,900 shares of common stock at an exercise price of $16.75 and regranted the options at an exercise price of $10.50, the fair market value of the stock as of the date of the cancellation and regrant. On September 30, 1992, options to purchase 338,500 shares of common stock at exercise prices ranging from $10.50 to $16.75 per share were canceled and regranted at an exercise price of $5.375 per share which represented the fair market value of the stock at that date. Each cancellation and regrant resulted in a restated 48 month vesting period.

         On August 18, 1994, the Company's Board of Directors approved the repricing of options to purchase 361,915 shares of common stock to an exercise price of $1.00, the fair market value on the date of repricing.

         Following is a summary of the option activity under the Company's stock option plans and nonqualified stock options:

                                                                                                     Option price
                                                                                        Shares         per share
                                                                                        ------       ------------
Options outstanding at June 30, 1991..............................................     820,807       $2.50-$ 9.75
 Granted..........................................................................     747,100       $6.50-$16.75
 Exercised........................................................................    (141,050)      $2.50-$ 9.75
 Surrendered, forfeited or expired................................................    (465,884)      $4.75-$10.50
                                                                                      --------       ------------
Options outstanding at June 30, 1992..............................................     960,973       $2.75-$16.75
 Granted..........................................................................     224,200       $3.50-$ 7.88
 Exercised........................................................................      (9,900)            $4.75
 Surrendered, forfeited or expired................................................    (337,765)      $4.75-$10.50
                                                                                      --------       ------------
Options outstanding at June 30, 1993..............................................     837,508       $2.75-$ 9.75
 Granted..........................................................................     173,943       $1.25-$ 4.25
 Exercised........................................................................        --             N/A
 Surrendered, forfeited or expired................................................    (331,691)      $3.00-$ 9.75
                                                                                      --------       ------------
Options outstanding at June 30, 1994..............................................     679,760       $1.25-$ 7.00
Exercisable options at June 30, 1994..............................................     406,341       $1.25-$ 7.00
                                                                                      ========       ============

         Notes receivable from shareholders bearing interest at 9% or at prime plus .5% payable annually amounting to $416,000 are secured by 186,600 shares of common stock. On June 17, 1993, the maturity of the notes receivable was extended to December 31, 1994, when all principal and accrued interest is due and payable in full.

10.  Preferred Stock

         The Company has authorized 505,000 shares of preferred stock, which is to be issued in one series, Series A. On March 1, 1993, the Company issued 468,399 shares of preferred stock for certain assets and the assumption of certain liabilities of Beacon Laboratories (Note 2). Each share of preferred stock is convertible into one share of common stock, at any time, at the option of the shareholders. The preferred shares automatically convert into shares of common stock in the event that the public trading price of the Company' s common stock exceeds $10.00 per share for a period of twenty consecutive days. The conversion factor is also subject to adjustment in certain situations.

         Preferred shareholders have the right to vote with common shareholders based upon the number of shares into which the preferred shares may convert. The Company, at its option, may redeem the preferred shares at a price of $10.00 per share at any time. In the event that the Company liquidates, winds down, or dissolves, preferred shareholders are entitled to $10.00 per share plus unpaid dividends prior to any payments to the common shareholders.

         Dividends  are   cumulative  and  are  to  be  paid  to  the  preferred
shareholders based upon the following schedule:

Period                                                                                       Dividends per share
- ------                                                                                       -------------------
July 1, 1994 to June 30, 1996......................................................           $.15 per quarter
- -----------------------------                                                                 ----------------
July 1, 1996 to June 30, 1997......................................................           $.175 per quarter
- -----------------------------                                                                 -----------------
July 1, 1997 and thereafter........................................................           $.20 per quarter
- ---------------------------                                                                   ----------------

         The Company has accrued dividends of approximately $104,000 and $312,000 during the period from March 1, 1993 to June 30, 1993 and the year ended June 30, 1994, respectively, the Company will continue to accrue dividends at an estimated average dividend rate over the life of the preferred stock.

11.  Selected Quarterly Financial Data (Unaudited)

         Selected quarterly financial data for 1994 and 1993 are as follows:

                                                                                  Three months ended (1994)

                                                                   September 30    December 31    March 31     June 30
                                                                   ------------    -----------    --------     -------
                                                                            (In thousands, except per share data)
Net sales....................................................         $10,081       $10,088       $6,804         $7,281
Gross margin.................................................           4,445         4,150       (1,065)         2,494
Net loss.....................................................            (507)         (796)     (17,597)        (1,673)
Net loss per common share....................................            (.06)         (.10)       (1.94)          (.19)
                                                                                  Three months ended (1993)

                                                                   September 30    December 31    March 31     June 30
                                                                   ------------    -----------    --------     -------
                                                                            (In thousands, except per share data)
Net sales....................................................         $12,319       $11,025       $9,650         $9,035
Gross margin.................................................           5,811         4,485        4,022          3,825
Net (loss) income............................................           1,990          (892)        (947)        (2,037)
Net (loss) income per common share...........................             .22          (.10)        (.10)          (.24)

         During the three months ended March 31, 1994, the Company decided to divest itself of the Solos(R) endoscopic product line and recorded a one-time charge of $14,900,000 for the write-down of the related assets (Note 1). Operating results for the quarters ended March 31 and June 30, 1994 were negatively impacted by lower than expected sales.

         During the quarter ended June 30, 1993, the Company experienced unusually high operating costs due to the recent acquisition of Beacon (Note 2).

                               CONMED CORPORATION
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On March 14, 1995, CONMED Corporation ("CONMED") acquired Birtcher Medical Systems Inc. ("Birtcher"), through an exchange of the Company's common stock for all of the outstanding common and preferred stock of Birtcher. Each share of Birtcher's common stock was converted into 1/12 of a share of CONMED common stock and each share of Birtcher's preferred stock was converted into 1/2 of a share of CONMED common stock. As a result of the exchange of stock, Birtcher became a wholly owned subsidiary of CONMED. Approximately 1,080,000 shares of the CONMED common stock was issued to effect the acquisition. The value of the stock issued together with cash acquisition costs approximates $25,000,000.

The acquisition was accounted for using the purchase method of accounting. Allocations of the purchase price have been determined based upon preliminary estimates of fair market value and, therefore, are subject to change. Differences between the amounts included herein and the final allocations are not expected to be material. The proforma statements should be read in conjunction with the historical financial statements.

The following pro forma consolidated statement of income for the year ended December 30, 1994 has been prepared as if the purchase transaction and the related bank financing had occurred at the beginning of 1994. The pro forma balance sheet at December 30, 1994 has been prepared as if the purchase accounting had been applied at that date. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

The pro forma statements do not purport to represent what CONMED's results of operations would actually have been if such transactions had occurred at the beginning of the period or to project the results of operations as of any future date or for any future period.

                               CONMED Corporation
                 Unaudited Pro Forma Consolidated Balance Sheet
                               December 30, 1994
                                 (in thousands)

                                                                         Historical     Historical                            Pro
                                                                           CONMED        Birtcher       Adjustments          Forma
                                                                         ----------     ----------      -----------          -----
                                     ASSETS
Current assets:
  Cash .............................................................     $   3,615     $      72         $    --           $   3,687
  Accounts receivable, net .........................................        13,141         5,987              (500)(2)        18,628
   Inventories .....................................................         9,620         4,547               205 (1)&(2)    14,372

  Demonstration equipment ..........................................          --             805              (805)(1)          --
  Deferred income tax ..............................................         1,494          --                --               1,494
  Prepaid expenses .................................................           451           493              --                 944
                                                                         ---------     ---------         ---------         ---------
         Total current assets ......................................        28,321        11,904            (1,100)           39,125
Property, plant and equipment ......................................        16,227         1,009              (400)(2)        16,836
Covenant not to compete ............................................         1,530          --                --               1,530
Goodwill ...........................................................        13,109          --              25,645(2)         38,754
Patents, and other assets ..........................................         2,917         5,148            (2,648)(2)         5,417
                                                                         ---------     ---------         ---------         ---------
         Total Assets ..............................................     $  62,104     $  18,061         $  21,497         $ 101,662
                                                                         =========     =========         =========         =========

                               CONMED Corporation
           Unaudited Pro Forma Consolidated Balance Sheet (Continued)
                               December 30, 1994
                                 (in thousands)

                                                                         Historical     Historical                            Pro
                                                                           CONMED        Birtcher       Adjustments          Forma
                                                                         ----------     ----------      -----------          -----
                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Current portion of long-term debt ................................     $   2,500     $   1,754         $  (1,754)(3)     $   2,500
  Bank line of credit ..............................................         4,467        (4,467)(3)          --
  Accounts payable .................................................         1,539         6,501              --               8,040
  Income taxes payable .............................................           455          --                --                 455
  Accrued payroll and withholdings .................................         2,571          --                --               2,571
  Accrued pension ..................................................           307          --                --                 307
  Accrued patent litigation ........................................         2,360          --                --               2,360
  Other current liabilities ........................................           430          --               3,561(2)          3,991
                                                                         ---------     ---------         ---------         ---------
         Total current liabilities .................................        10,162        12,722            (2,660)           20,224
Long-term debt .....................................................         6,875          --               6,221(3)         13,096
Deferred income taxes ..............................................         1,011          --                --               1,011
Accrued pension ....................................................           276          --                --                 276
Deferred compensation ..............................................           719          --                --                 719
Other long term liabilities ........................................          --           1,341             4,200(2)          5,541
                                                                         ---------     ---------         ---------         ---------
         Total liabilities .........................................        19,043        14,063             7,761            40,867
                                                                         ---------     ---------         ---------         ---------

Shareholders' Equity:
  Preferred stock ..................................................          --           4,650            (4,650)(4)          --
  Common stock .....................................................            60        25,805           (25,795)(4)            70
  Paid in capital ..................................................        23,532        17,724(4)         41,256
  Retained earnings ................................................        19,469       (26,041)           26,041(4)         19,469
  Shareholders' notes receivable ...................................          --            (416)              416(4)           --
                                                                         ---------     ---------         ---------         ---------
          Total Shareholders' equity ...............................        43,061         3,998            13,736            60,795
                                                                         ---------     ---------         ---------         ---------
Total Liabilities and Shareholders' Equity .........................     $  62,104     $  18,061         $  21,497         $ 101,662
                                                                         =========     =========         =========         =========

            See notes to unaudited pro forma financial information.

                               CONMED Corporation
          Unaudited Pro Forma Consolidated Statement of Income (Loss)
                      For the Year Ended December 30, 1994
                    (in thousands, except per share amounts)

                                                              Historical         Historical                                 Pro
                                                                CONMED            Birtcher         Adjustments             Forma
                                                              ----------         ----------        -----------             ------
Net Sales ...........................................         $  71,064          $  28,417          $    (416)(1)         $  99,065
                                                              ---------          ---------          ---------             ---------
Cost of sales .......................................            38,799             17,794                394(1)             56,987

Selling and administrative expense ..................            20,979             11,450             (5,889)(2)            26,540

Research and development expense ....................             2,352              3,843             (2,428)(1)&(2)         3,767

Restructuring charge ................................              --               14,941            (14,941)(2)              --
                                                              ---------          ---------          ---------             ---------
                                                                 62,130             48,028            (22,864)               87,294
                                                              ---------          ---------          ---------             ---------

Income (loss) from operations .......................             8,934            (19,611)            22,448                11,771
Interest income (expense) ...........................              (628)              (667)              --                  (1,295)
                                                              ---------          ---------          ---------             ---------
Income  (loss) before income taxes ..................             8,306            (20,278)            22,448                10,476
Provision (benefit) for income taxes ................             2,890               --                1,082(3)              3,972
                                                              ---------          ---------          ---------             ---------
Net income (loss) ...................................         $   5,416          $ (20,278)         $  21,366             $   6,504
                                                              =========          =========          =========             =========
Weighted average number of shares
  and equivalents outstanding .......................             6,416                                 1,080(4)              7,496
                                                              =========                             =========             =========
Earnings  per  common and common
equivalent shares ...................................         $     .84                                                   $     .87
                                                              =========                                                   =========

            See notes to unaudited pro forma financial information.

                               CONMED CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                             FINANCIAL INFORMATION
                         (dollar amounts in thousands)

Notes to the Unaudited Pro Forma consolidated Balance Sheet

         1. Demonstration equipment of Birtcher has been reclassified to inventory to conform to the classification methodology of CONMED.

         2. The acquisition of Birtcher was effected by the issuance of approximately 1,080,000 shares of CONMED Common Stock for all of the outstanding shares of Birtcher Common Stock and Birtcher Preferred Stock. The transaction will be accounted for as a purchase. The total purchase price, historical book value and preliminary adjustments of book value resulting from the acquisition are summarized as follows:



Acquisition costs to reflect the financing of the purchase price are set forth below:
  Fair market value of CONMED Common Stock issued ......................................            $ 17,734
Adjustments to determine Goodwill:
  Historical book value of net assets acquired .........................................              (3,998)
  To adjust historical value of accounts receivables inventory and property plant
   and equipment to estimated fair value ...............................................               1,500
  To eliminate Birtcher good will and adjust other intangible assets to estimate fair
   market value ........................................................................               2,648
  Increase in current liabilities for costs relating to severance costs associated with reduced employment levels, other change in control costs and financial advisory,
   legal, accounting, printing and similar expenses ....................................               3,561
  Increase in other long-term liabilities relating to accrued change in control costs ..               4,200
                                                                                                    --------
              Total adjustments ........................................................               7,911
                                                                                                    --------
                   Goodwill ............................................................            $ 25,645
                                                                                                    ========

         3. Current portion of long-term debt ($1,754) and bank line of credit ($4,467) for Birtcher have been adjusted to reflect the repayment of Birtcher's outstanding debt. This debt will be refinanced with a borrowing under a credit facility of CONMED. CONMED has received a commitment from a bank to refinance
CONMED's and Birtcher's existing bank debt. The commitment includes a $30,000,000 term facility that is payable over five years at an interest rate of 1.625% over LIBOR. A 1/8% change in the LIBOR rate would have approximately a $20,000 annual effect on interest cost. The committed credit facility also includes a $10,000,000 line of credit with interest at LIBOR plus 1.5%. No adjustment for interest has been made to the Pro Forma Statements of Income
(Loss) because the net change from current interest rates for CONMED and Birtcher to the refinanced interest rate is not material.

         4. Entries to reflect the changes to pro forma shareholders' equity of CONMED to reflect the acquisition of Birtcher pursuant to the purchase method of accounting are set forth below:

Write-off of Birtcher shareholders' notes receivable which were foreclosed ....            $    416

Adjustments to eliminate Birtcher's shareholders' equity accounts (after giving effect to write-off of shareholder's notes receivable):
  Fair market value of CONMED Common Stock issued:
         Preferred stock ......................................................            $ (4,650)
         Common Stock .........................................................             (25,805)
         Retained earnings ....................................................              26,041
                                                                                           --------
             Total capital account adjustment .................................               4,414
                                                                                           --------
  Entries to record fair value of CONMED Common Stock to be issued:
         Common Stock .........................................................                  10
         Paid in capital ......................................................              17,724
                                                                                           --------
              Total purchase price ............................................              17,734

                   Total adjustment to shareholders' equity ...................            $ 13,320
                                                                                           ========

Notes to the Unaudited Pro Forma Consolidated Statement of Income (Loss)

         1. Sales and cost of sales have been adjusted for sales of products by CONMED to Birtcher ($416 for the year ended December 30, 1994). Cost of sales and engineering and development expense have been adjusted to conform to CONMED's presentation for the year ended December 30, 1994.

         2. Selling, general and administrative expense has been increased $154 for the year ended December 30, 1994 reflecting the additional amortization of intangible assets resulting from purchase accounting adjustments using the straight-line method over the estimated remaining useful lives of the acquired assets. Patents are amortized over a ten-year period corresponding to the average life remaining on significant patents. Goodwill is amortized over a 40-year period.

Selling, general ad administration expense has been reduced $6,043 for the year ended December 30, 1994 due to the reduction in costs implemented by CONMED at the acquisition date which included reductions in administration, sales and marketing staffs and the closing of Birtcher's headquarters.

Research and development expense has been reduced $635 for the year ended December 30, 1994 for the cost of consultants paid by Birtcher for research activities which will not be continued by CONMED.

The Birtcher restructuring change of $14,941 recorded by Birtcher in 1994 has been eliminated from the pro forma Statement of Income for the year ended December 30, 1994 because the costs associated with this restructuring would have been provided for in purchase accounting adjustments effective at the beginning of 1994.

         3. Entry to reflect estimated tax effect of Birtcher's historical loss and the pro forma adjustments.

         4. The acquisition of Birtcher was effected by the issuance of approximately 1,080,000 shares of CONMED Common Stock for all of the outstanding shares of Birtcher Common Stock and Birtcher Preferred Stock.

                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                CONMED CORPORATION



                                                By: /s/ Robert D. Shallish, Jr.
                                                    ----------------------------
                                                    Robert D. Shallish, Jr.
                                                    Vice President-Finance



Dated:    May 29, 1995